NEWS
RELEASE_______________________________________________

FOR IMMEDIATE RELEASE
CONTACT: Chris Mathis
(512) 434-3766

TEMPLE-INLAND ADOPTS STOCKHOLDER RIGHTS PLAN AND DECLARES
DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

Austin, TX, June 7, 2011 — The Board of Directors of Temple-Inland Inc. today adopted a stockholder rights plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Temple-Inland common stock.

Doyle R. Simons, Chairman and Chief Executive Officer of Temple-Inland Inc., said:  “The Rights are designed to assure that all of Temple-Inland’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, to guard against abusive tactics to gain control of Temple-Inland without paying all stockholders a premium for that control, and to enable all Temple-Inland stockholders to realize the long-term value of their investment in the Company.

“In this regard, the Temple-Inland Board of Directors unanimously determined that International Paper’s proposal announced yesterday to acquire the Company grossly undervalues Temple-Inland and its future prospects and is not in the best interests of Temple-Inland stockholders.”

The Rights will be exercisable only if a person or group acquires 10% or more of Temple-Inland’s common stock.  Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $120.

If a person or group acquires 10% or more of Temple-Inland’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, a number of Temple-Inland’s common shares having a market value of twice such price.  In addition, if Temple-Inland is acquired in a merger or other business combination transaction after a person has acquired 10% or more of the Company’s outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.  The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company’s common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company’s stock are directly or indirectly held by counterparties to the derivatives contracts.

The dividend distribution will be made on June 17, 2011, payable to stockholders of record as of the close of business on that date, and is not taxable to stockholders.  The Rights will expire on June 7, 2016.

About Temple-Inland Inc.

Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 7 mills and 59 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland's address on the World Wide Web is www.templeinland.com.

Additional Information

Temple-Inland may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Temple-Inland. STOCKHOLDERS OF TEMPLE-INLAND ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Temple-Inland through the web site maintained by the SEC at www.sec.gov.

Certain Information Regarding Participants

Temple-Inland and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Stockholders may obtain information regarding the names, affiliations, and interests of Temple-Inland’s directors and executive officers in Temple-Inland’s Annual Report on Form 10-K for the year ended January 1, 2011, which was filed with the SEC on February 22, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on March 23, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, demand for new housing, accuracy of certain accounting assumptions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational, and legal risks and uncertainties detailed from time to time in Temple-Inland’s cautionary statements contained in its filings with the SEC.  Temple-Inland disclaims and does not undertake any obligation to update or revise any forward-looking statement in this release except as required by law.  Temple-Inland notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995.  Temple-Inland is not waiving any other defenses that may be available under applicable law.